Exhibit 10.16
Summary of New Jersey Resources Corporation (NJR) Non-Employee Director Compensation

Annual Retainer Fee:	$25,000 cash (paid quarterly)
800 shares of NJR Common Stock (paid annually)

Lead Non-Management Director Fee:	$10,000
(effective November 15, 2006)

Annual Retainer for Committee Chairs:
Audit Committee Chair:	$10,000
Executive Committee Chair:	$10,000
Financial Policy Committee Chair:	$5,000
Leadership Development and Compensation Committee Chair:	$5,000
Nominating/Corporate Governance Committee Chair:	$5,000

Committee Meeting Fees:	$1,500 per meeting attended
(effective January 1, 2007)
Other Information:
     Directors who are not officers of the Company or its subsidiaries do not receive additional compensation for serving on the Board of Directors. Share ownership guidelines have been established that require each non-employee director to own 4,000 shares of the Company’s common stock. Each non-employee director has five years from the date of his or her election to meet such share ownership guidelines.
     Non-employee directors may elect to defer receipt of retainer and committee fees paid in cash or in stock or elect to be paid in the form of Phantom Stock Units. Non-employee directors’ compensation is paid based upon a January to December annual period. All directors are reimbursed for any out-of-pocket expenses incurred in attending Board or Committee meetings.